UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 18, 2015

SIBLING GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

TEXAS	000-28311	76-0270334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7380 W. Sand Lake Road Suite 500 Orlando, FL 32819
(Address of principal executive offices)

(407) 734-1531

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Directors

On November 3, 2015, the Board of Directors (the “Board”) of Sibling Group Holdings, Inc. (the “Company”) appointed Mr. Michael Horn and Mr. David Dai to fill two of the vacancies on the Board. As compensation for their services as directors, each of Mr. Horn and Mr. Dai will receive an annual cash retainer of $40,000 and is eligible to receive (i) 350,000 shares of the restricted stock, which will vest immediately once the shares have been issued; and (ii) an additional 150,000 shares of the restricted stock for each successive year of service, subject to adjustment by the Board if the price of the Company’s common stock rises above $1.00.

Mr. Dai was appointed to the Board pursuant to the Securities Purchase Agreement, effective as of February 27, 2015, between the Company and Shenzhen City Qianhai Xinshi Education Management Co., Ltd. (“Shenzhen”) and certain accredited and institutional investors (together with Shenzhen, the “Investors”), the terms of which have been previously disclosed by the Company.  The terms of the Securities Purchase Agreement provide that the Investors have the right to designate two individuals to serve on the Company’s Board. Mr. Dai has been appointed to the Board as one of these designees.

On November 5, 2015, the Company issued a press release announcing the appointment of Mr. Horn to the Board, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Termination of Officer Position

On May 18, 2015, the Company restructured its management team and the positions of the Chief Academic Officer and Chief Learning Officer, formerly held by Mr. Jed Friedrichsen, such that these positions no longer carry the duties and responsibilities of an executive officer. As of this date, Mr. Friedrichsen stepped down from these positions and now serves as the Company’s EVP Research & Thought Leadership, a non-executive officer position.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press release issued by the Company, dated November 5, 2015.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sibling Group Holdings, Inc.

Date: November 5, 2015	By:	/s/ Angelle Judice
Angelle Judice, Chief Financial Officer

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